SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 26, 2008

STEN CORPORATION

(Exact name of registrant as specified in its charter)

Minnesota	000-18785	41-1391803
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer (ID Number)

10275 Wayzata Blvd.  Suite 310, Minnetonka, Minnesota 55305

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (952) 545-2776

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items under Sections 2 through 8 are not applicable and therefore omitted.

Item 1.01

Entry Into a Material Definitive Agreement

On November 26, 2007, STEN Corporation (“STEN”) and its wholly-owned subsidiary, Stencor, Inc. (“Stencor” and collectively with STEN, the “Sellers”), entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Brimmer Company, LLC (“Buyer”), an entity controlled by Kenneth W. Brimmer, the Company’s Chairman and Chief Executive Officer.  A copy of the Purchase Agreement is attached hereto as Exhibit 10.1.

Pursuant to the Purchase Agreement, the Sellers will sell substantially all of the assets of the Stencor business to Buyer and Buyer will also assume certain liabilities and obligations of the Stencor business, including trade accounts payable as of the closing date and the mortgage relating to Stencor’s Texas facility.  The total consideration to the Sellers for the asset sale is $1,300,000, which represents $680,000 in cash, subject to adjustment, and the assumption of the trade accounts payable and mortgage.  The cash portion of the  subject to increase or decrease on a dollar-for-dollar basis to the extent Stencor’s net working capital at closing is more or less than $945,000.  The Purchase Agreement also contains customary representations, warranties and covenants by the parties.  These include, among others, a covenant by the Sellers to conduct the Stencor business in the ordinary course until closing, covenants by the parties to enter into certain ancillary agreements as of closing, and provisions regarding indemnification.

The Purchase Agreement and the transactions contemplated thereby were approved on November 26, 2008 by a Special Committee of the Board of Directors of STEN (the “Special Committee”).  Beginning on the date of the Purchase Agreement and continuing for a forty-five day period, the Special Committee has the right to actively solicit offers for the Stencor assets or business.  If, within this period, the Special Committee determines in good faith that failure to accept any third party offer would be inconsistent with its fiduciary duties, the Special Committee may proceed with the transaction with the third party and terminate the Purchase Agreement. If the Special Committee accepts a third party offer and terminates the Purchase Agreement, Mr. Brimmer will be entitled to a termination payment in the amount of $50,000.  The Special Committee began actively seeking third party buyers for the Stencor assets or business following its formation on November 6, 2008.

Subject to the satisfaction or waiver of conditions to closing, the closing of the Purchase Agreement is set for December 31, 2008 or such other date as may be mutually agreed to by the parties following the expiration of the forty-five day period during which the Special Committee may solicit third party offers.

The summary of the Purchase Amendment does not purport to be complete and is subject to and qualified in its entirety by reference to Exhibit 10.1 of Item 9.01 to this Form 8-K, which is incorporated by reference into this Item 1.01.

Item 9.01

Financial Statements and Exhibits

Exhibit	Description
10.1	Asset Purchase Agreement dated as of November 26, 2008 by and between Brimmer Company, LLC, STEN Corporation and Stencor, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: November 28, 2008	STEN CORPORATION By: /s/ Kenneth W. Brimmer Kenneth W. Brimmer Chief Executive Officer